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                                                                 EXHIBIT 99.1
                                                                 ------------

          Public Shareholders of Dynatech to Receive $47.75 Per Share
             In Cash and 5.3 Percent Continuing Equity Interest in
                             Recapitalized Company


     Dynatech Corporation (NYSE: DYT) today announced it has reached a definitive agreement with a group of investors consisting of Dynatech management and a fund managed by Clayton, Dubilier & Rice, Inc. (CD&R) for a management-led recapitalization plan. Under the plan, public shareholders of Dynatech will receive $49 per share, consisting of $47.75 per share in cash and a 5.3 percent fully diluted continuing equity interest in the recapitalized Company. The remaining equity will be held by Dynatech management and CD&R. The $49 per share offer represents a 33 percent premium to the Company's stock price as of the close of trading on December 19, 1997. The total transaction is valued at approximately $900 million and is expected to be completed in the first half of l998.

     Upon completion of the recapitalization, about 300 current Dynatech key employees will hold an approximate 25 percent fully diluted equity interest in the recapitalized Company and CD&R will hold an approximate 70 percent fully diluted interest, with the remaining 5.3 percent fully diluted interest held by current Dynatech public shareholders. The recapitalization will be financed through a $277 million equity investment by CD&R with the remainder financed through debt. CD&R has secured financing commitments and highly confident letters from J.P. Morgan, Inc. and Credit Suisse First Boston Corporation for the debt portion of the consideration. The recapitalization is subject to shareholder and regulatory approvals and other customary conditions.

     The transaction was unanimously recommended both by a Special Committee of Dynatech's Board of Directors as well as by all of Dynatech's outside directors, acting as the full board. Dynatech's independent directors, including the Special Committee, were advised by Merrill Lynch, who delivered a fairness opinion, and by independent legal counsel. The Special Committee, consisting entirely of outside directors, with its legal and financial advisors, negotiated the terms of the proposed recapitalization, including the consideration to be paid to Dynatech's public shareholders.
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     "This transaction provides public shareholders a significant cash premium to the market, representing an outstanding opportunity for the Company and its shareholders," said John F. Reno, Dynatech's chairman, president and CEO. "The recapitalization and partnership with Clayton, Dubilier & Rice offers a unique win-win scenario for everyone involved."

     "Dynatech is a world leader in a number of rapidly expanding communications equipment technology markets with outstanding management, highly skilled employees and excellent prospects," said Joseph L. Rice III, chairman and chief executive officer of Clayton, Dubilier & Rice. "We look forward to working closely with management and providing strong support for the Company as it continues to pursue new product development to capitalize on and further expand its global presence."

     Upon completion of the transaction, Dynatech will continue to operate as an independent company, and its headquarters will remain in Burlington, Massachusetts.

     Dynatech is a global communications company focused on developing, manufacturing, marketing and selling network technology solutions. With sales of approximately $363 million for the fiscal year ended March 1997, the Company's products address communications test, industrial computing and communications and visual communications applications. The Company sells its products worldwide through its subsidiaries located throughout the Americas, Europe and Asia.

     CD&R is a private investment firm that manages a $1.5 billion pool of equity capital on behalf of public and private pension funds, college endowments, private foundations, banks and insurance companies. Since its founding in 1978, the firm has invested in 26 companies with aggregate annual sales exceeding $17 billion.

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